SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

June 14, 2006

Merrill Lynch Global Allocation Fund, Inc.

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Global Allocation Fund, Inc. (the “ML Fund”), a Maryland corporation, in connection with the proposed acquisition by the ML Fund of substantially all of the assets, and the proposed assumption by the ML Fund of certain stated liabilities, of (i) Merrill Lynch Strategy Long-Term Growth Fund (“ML Strategy Long-Term”), a series of Merrill Lynch Strategy Series, Inc. (“ML Strategy Series”), a Maryland corporation and/or (ii) Merrill Lynch Strategy Growth and Income Fund (“ML Strategy Growth” and together with ML Strategy Long-Term, the “Acquired Funds”), also a series of Merrill Lynch Strategy, and the simultaneous distribution to the Acquired Funds of newly-issued shares of common stock of the ML Fund having an aggregate net asset value equal to the assets of the Acquired Funds acquired by the ML Fund reduced by the amount of the liabilities of the Acquired Funds assumed by the ML Fund (collectively, the “Reorganization”). This opinion is furnished in connection with the ML Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock, par value $0.10 per share, of the ML Fund (the “Shares”), to be issued in the Reorganization.

As counsel for the ML Fund in connection with the Reorganization, we are familiar with the proceedings taken by the ML Fund and to be taken by the ML Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Charter and By-laws of the ML Fund, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the ML Fund and ML Strategy Series, on behalf of each of the Acquired Funds (the “Agreement and Plan”), as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the ML Fund.

June 14, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Sidley Austin LLP